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MERGER AGREEMENT
dated as of June 1, 2000
by and among
URSUS TELECOM CORPORATION,
LAE ACQUISITION CORP.,
LATIN AMERICAN ENTERPRISES, INC.,
JUAN JOSE PINO
and
CARLOS SEBASTIAN SILA
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EXHIBIT A         FORM OF ARTICLES OF MERGER
ANNEX I           CERTIFICATE OF INCORPORATION AND BY-LAWS OF ACQUIROR
ANNEX II          FORM OF EMPLOYMENT AGREEMENTS
ANNEX III         FORM OF ESCROW AGREEMENT


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                            MERGER AGREEMENT

     This Merger Agreement (the "Agreement") is entered into and dated as of June 1, 2000 by and among Ursus Telecom Corporation, a Florida corporation (the "Acquiror"), LAE Acquisition Corp., a Florida corporation ("Merger Sub"), Latin American Enterprises, Inc., a Florida corporation (the "Company"), Juan Jose Pino Jr., individually and as trustee of the Juan Jose Pino Jr. Revocable Trust (collectively, "Pino"), a resident of Florida, and Carlos Sebastian Sila ("Sila") (Pino and Sila are collectively referred to as the "Stockholders").

     WHEREAS, Pino owns 49% of the Company and Sila owns 51% of the Company;
and

     WHEREAS, Acquiror desires to acquire LAE by means of a merger (the "Merger") of Merger Sub with and into the Company, which Merger is intended to qualify as a tax-free reorganization under Section 368(a)(2)(E) of the Code; and

     WHEREAS, Acquiror and the Stockholders desire to enter into this Agreement setting forth the terms pursuant to which such acquisition will occur.

     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, agreements and conditions contained herein, the sufficiency of which is hereby acknowledged by the parties, the parties agree as follows:

1.   MERGER

     On the Closing Date (as defined herein), and subject to the terms and conditions set forth herein, Merger Sub shall be merged with and into the Company, which shall be the surviving corporation. At Closing, the parties shall cause the Company and Merger Sub to execute, and file with the Florida Secretary of State, articles of merger in the form of Exhibit A hereto (the "Articles of Merger") in order to give effect to the Merger.


2.   MERGER CONSIDERATION

     Pursuant to the Merger, shares in the Company shall, without further action on the part of the holders thereof, be converted into the right to collectively receive 45,000 shares of common stock of Acquiror ("Acquiror Stock") and cash in the amount of $65,000 (the "Cash"). The Acquiror Stock and the Cash are collectively referred to as (the "Merger Consideration").

3.   ESCROW

     A total of thirty thousand (30,000) shares of the Acquiror Stock constituting the Merger Consideration (the "Escrow Stock") shall be deposited at the Closing by Acquiror in an escrow account with Suntrust Bank, or such other Person mutually agreeable to Acquiror and Pino (the "Escrow Agent"), such escrow to be pursuant to the terms of that certain escrow agreement to be entered into by and among Acquiror, the Stockholders and the Escrow Agent,

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such agreement in substantially the form attached hereto as Annex III (the
"Escrow Agreement").

4.   CLOSING

     At the Closing, (i) the Company and Merger Sub shall execute and file the Articles of Merger and (ii) all other transactions contemplated by this Agreement shall occur. The date on which the actions described above occur shall be referred to as the "Closing Date."

5.    REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

     The Company and each of the Stockholders jointly and severally represents and warrants to Acquiror and Merger Sub that all of the following representations and warranties in this Section 5 are true at the date of this Agreement and, subject to Section 7.7 hereof, shall be true on the Closing Date, and agree that such representations and warranties shall survive the Closing Date for a period of one year (the last day of such period being the "Expiration Date"), except that the representations and warranties set forth in Sections 5.9 and 5.17 hereof shall survive until such time as the applicable statute of limitations period has run, which shall be deemed to be the Expiration Date for such purposes.

     5.1 Due Organization. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of its respective state or country of incorporation as set forth on Schedule 5.1, and is duly authorized and qualified to do business under all applicable laws, regulations, ordinances and orders of public authorities to carry on its business in the places and in the manner as now conducted, to own or hold under lease the properties and assets it now owns or holds under lease, and to perform all of its obligations under the Material Contracts; is duly qualified in the jurisdictions listed in Schedule 5.1 and there are no other jurisdictions in which the conduct of the Company's business or activities or its ownership of assets requires any other qualification under applicable law, the absence of which would have a materially adverse effect on the business, condition (financial or other), properties, or results of operations of the Company taken as a whole or on the ability of the Company to consummate the transactions contemplated by the Company's Material Contracts (as used herein with respect to the Company, a "Company Material Adverse Effect"). True, complete and correct copies of the Articles of Incorporation and By-laws, each as amended, of the Company (the "Charter Documents") are all attached to
Schedule 5.1. The minute books and stock records of the Company, as heretofore made available to Acquiror, are correct and complete in all material respects.

     5.2   Authorization.

          (a) The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the Merger and the other transactions contemplated on its part hereby. The execution and delivery by the Company of this Agreement and the consummation of the transactions contemplated on its part hereby have been duly authorized by the Board of Directors and the Stockholders and no other corporate proceedings on the part of the Company or the Stockholders are necessary to authorize the execution and delivery of this Agreement by the Company or the consummation of the transactions contemplated on their part hereby. This Agreement has been duly

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executed and delivered by the Company, and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally or by general equitable principles. Each other agreement to be executed in connection with this Agreement by the Company on or prior to the Closing Date will be duly executed and delivered by the Company, and will constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its respective terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.

     (b) Each Stockholder has the full legal right, power and authority to enter into this Agreement. Each Stockholder owns beneficially and of record all of the shares of the Company's capital stock (the "Equity Consideration") identified on Schedule 5.3 as being owned by such Stockholder, and, except as set forth on Schedule 5.3, such Equity Consideration is owned free and clear of any and all Liens, voting trusts and restrictions of every kind.

     5.3 Capital Stock of the Companies. The entire authorized capital stock of the Company is as set forth in Schedule 5.3. All of the issued and outstanding shares of capital stock of the Company are owned by the Stockholders, free and clear of any liens, claims, mortgages, encumbrances, pledges, security interests, equities and charges of any kind ("Liens") (other than Liens set forth on Schedule 5.3). Except as disclosed on Schedule 5.3, there are no outstanding options, rights (preemptive or otherwise), warrants, calls, convertible securities or commitments or any other arrangements requiring or restricting the issuance, sale or transfer of any equity securities of the Company or any securities convertible directly or indirectly into equity securities of the Company, or evidencing the right to subscribe for any equity securities of the Company, or giving any Person any rights with respect to the capital stock of the Company. Except as contemplated by this Agreement or disclosed on Schedule 5.3, there are no voting agreements, voting trusts, or other agreements (including cumulative voting rights) with respect to the voting of the capital stock of the Company. All of the issued and outstanding shares of the capital stock of the Company (i) have been duly authorized and validly issued, (ii) are fully paid and nonassessable, (iii) are owned of record and beneficially by the Stockholders, (iv) were offered, issued, sold and delivered by the Company in compliance with all applicable state, federal and foreign laws concerning the issuance of securities, and (v) were issued without violating the preemptive rights of any Person.

     5.4 Subsidiaries. Schedule 5.4 contains a true and complete list of all direct and indirect domestic and foreign subsidiaries and Affiliates of the Company and sets forth the number and class of the authorized capital stock of the Company's subsidiaries and the number of shares of each of the Company's subsidiaries and Affiliates which are issued and outstanding, all of which shares (except as set forth on Schedule 5.4) are owned by each Company of record and beneficially, free and clear of any Liens (the Company and its subsidiaries are collectively referred to as the "Companies"). Except as set forth in Schedule 5.4, (i) the Companies do not own, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any

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Person and (ii) the Companies are not, directly or indirectly, a participant in any Person.

     5.5 Financial Statements. The Companies have delivered to Acquiror copies of the following financial statements (collectively, the "Financial Statements"): (a) Unaudited combined balance sheet, statement of operations, statement of stockholders' equity and statement of cash flows for the Companies at and for the years ended December 31,1998 and December 31, 1999; and (b) Unaudited combined balance sheet, statement of operations, statement of stockholders' equity, and statement of cash flows for the Companies at and for the three months ended March 31, 2000 (the "Balance Sheet Date"). The Financial Statements are consistent with the books and records of the Companies (which, in turn, are accurate and complete in all material respects) and fairly present the Companies' financial condition, assets and liabilities as of their respective dates and the results of operations and cash flows for the periods related thereto, and have been prepared on an income tax (not
GAAP) basis. The Financial Statements do not reflect any liability for (i) Deferred Revenue, arising from phone cards which have been sold but not used;
(ii) "dial around" compensation which may be claimed by payphone owners for toll free calls made from their phones; (iii) amounts owed to United and described in Schedule 5.6; or (iv) amounts which may be owed to MCI-Worldcom in excess of $459,000 (the "Reserve") in connection with the action described in Schedule 5.16; and Acquiror is accepting such liabilities except any liability in excess of the Reserve which may be owed to MCI-Worldcom. The Companies have not deferred recognition of any of their respective accounts payable or accelerated recognition of any of their respective accounts receivable. Attached hereto as Schedule 5.5 is the cash balance of the Company as of June 1, 2000.

     5.6 Liabilities and Obligations. Except as set forth on Schedule 5.6, since the Balance Sheet Date the Companies have not incurred any liabilities or obligations in excess of $10,000 of any kind, character and description, whether fixed, accrued, absolute, secured or unsecured, contingent or otherwise, except liabilities and obligations incurred in the ordinary course of business after the Balance Sheet Date.

     5.7 Accounts and Notes Receivable. Schedule 5.7 sets forth a list, which is accurate and complete in all material respects, of the accounts and
notes receivable of the Company as of the Balance Sheet Date.   Except to the
extent reflected on Schedule 5.7, the accounts, notes and other receivables shown on Schedule 5.7 and on the A/R Aging Reports are and shall be, and the Company has no reason to believe that any such account receivable is not or shall not be, collectible in the amounts shown net of reserves reflected in the unaudited balance sheet as of the Balance Sheet Date referred to in
Section 5.5(b) (the "Unaudited Balance Sheet").

     5.8   Intellectual Property.

          (a) Certain Definitions. When used in this Section 5.8, the following capitalized terms shall have the following meanings:

               (i) the term "Development Environment" means any device, programming, documentation, media and other objects, including compilers, "workbenches," tools, and higher-level or "proprietary" languages, used by the Companies for the development, maintenance and implementation of any Software,

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to the extent such objects may be necessary for any subsequent maintenance or enhancement of the same Software;

               (ii) the term "Intellectual Property Rights" means intellectual property rights arising from or in respect of the following, whether protected, created or arising under the laws of the United States or any other jurisdiction:

                    (1) registered and unregistered trademarks and service marks and logos (including all Internet domain names), and applications therefor (collectively, "Marks");

                    (2) patents, patent rights and all applications therefor, including any and all continuation, divisional, continuation-in-part, or reissue patent applications or patents issuing thereon, and including all foreign counterparts thereof (collectively, "Patents"); and

                    (3) know-how, inventions, discoveries, concepts, ideas, methods, processes, designs, formulae, technical data, drawings, specifications, data bases and other proprietary and confidential information, including customer lists, in each case to the extent not included in the foregoing subparagraphs (1) or (2) (collectively, "Trade Secrets");

               (iii) the term "Intellectual Property Assets" means all Intellectual Property Rights owned or licensed by the Companies or used or exercised in or necessary to the conduct of each Company's business, and all further uses of the terms Marks, Patents, copyrights, and Trade Secrets in this Section_5.8 shall mean Marks, Patents, copyrights, and Trade Secrets that are Intellectual Property Assets; and

               (iv) the term "Software" means any and all (w)_computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (x)_databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (y)_descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, and
(z)_all documentation, including user manuals and training manuals, relating to any of the foregoing, in each case developed or licensed by the Companies, or used in or necessary for the conduct of their respective businesses, specifically excluding those items prepared for customers in the operation of each Company's business for which the customer contractually has vested title.

          (b) Marks. The Companies do not own any right, title or interest in any registered Marks, except as shown on Schedule 5.8(a).

          (c) Owned Patents. The Companies do not own any right, title or interest in any Patents. Except as may be set forth on Schedule 5.8(a):

               (i) there is no patent or patent application issued to or filed by any other person, which patent or patent application is potentially interfering with the Companies' respective businesses; and

               (ii) none of the process or know-how or other technology used or practiced, by each Company in its business infringes or is alleged to

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infringe any patent or any other Intellectual Property Right or other industrial property right of any other person.

          (d)     Owned Copyrights.  Except as may be set forth on Schedule
5.8(b):

               (i) the Company is the owner of all right, title and interest in and to each of the copyrights used by the Company in its business other than those as to which the rights being exercised by the Company have been licensed from another person (collectively, the "Owned Copyrights"), free and clear of any and all Liens, covenants, conditions and restrictions or other adverse claims or interests of any kind or nature (subject to written licenses granted in the ordinary course of business), and the Stockholders have not received any notice or claim (whether written, oral or otherwise) challenging the Stockholders' complete and exclusive ownership of all Owned Copyrights or suggesting that any other person has any claim of legal or beneficial ownership with respect thereto;

               (ii) the Stockholders have not received any notice or claim (whether written, oral or otherwise) challenging or questioning the validity or enforceability of any of the Owned Copyrights or indicating an intention on the part of any person to bring a claim that any Owned Copyright is invalid, is unenforceable or has been misused and, to the Stockholders' knowledge, no Owned Copyright otherwise has been challenged or threatened in any way;

               (iii) the Company has taken all reasonable steps to protect the Companies' rights in and to the Owned Copyrights, in each case in accordance with standard industry practice.

               (iv) the Companies have not granted to any person any right, license or permission to exercise any rights under any of the Owned Copyrights other than non-exclusive licenses of Software granted in the ordinary course of business to distributors or customers;

               (v) no other person has infringed or is infringing in any material respect in regards to any of the Owned Copyrights; and

               (vi) none of the subject matter of any Owned Copyrights nor any other work of authorship fixed in a tangible medium that is copied, modified, displayed or distributed in connection with the conduct by the Company of its business, including without limitation, any Owned Software, infringes, violates or conflicts with, or is alleged to infringe, violate or conflict with, any copyright or any other Intellectual Property Right or other industrial property right of any other person.

          (e) Trade Secrets. The Company has taken reasonable precautions to protect the secrecy, confidentiality and value of all of the Company's material Trade Secrets ("Company Trade Secrets"). Except as may be set forth in Schedule 5.8(c):

               (i) the Company has the unrestricted right to use all of the Company Trade Secrets and none of the Company Trade Secrets are subject to any Liens, covenants, conditions and restrictions or other adverse claims or interests of any kind or nature (subject to written licenses granted in the ordinary course of business), and the Stockholders have not received any
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notice or claim (whether written, oral or otherwise) challenging the
Companies' absolute and unrestricted right to use all of each Company Trade Secrets or suggesting that any other person has any claim of any kind with respect thereto;

               (ii) none of the Company Trade Secrets has been, or is alleged to have been, misappropriated from, any other person and none of the Company Trade Secrets infringes, violates or conflicts with, or is alleged to infringe, violate or conflict with, any patent, trade secret or any other Intellectual Property Right or other industrial property rights of any third party;

               (iii) with respect to each Company Trade Secret in accordance with standard industry practice, the documentation relating thereto is current, accurate and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the special knowledge or memory of others; and

               (iv) except under appropriate confidentiality obligations that, to the knowledge of the Stockholders, have been fully observed and performed, there has been no disclosure by any Company of material confidential information or other Company Trade Secrets.

          (f) Software. Schedule 5.8(d) sets forth a complete and accurate list of all of the Software (excluding licensed software (other than Development Environments or other software design tools) that is contained in standard desktop applications and is available through commercial distributors
or in consumer retail stores).   Schedule 5.8(d) specifically identifies all
Software that is owned exclusively by the Company (the "Owned Software") and all Software that is used by the Company in the conduct of their business that is not exclusively owned by the Company (the "Licensed Software") (excluding licensed software that is contained in standard desktop applications and is available through commercial distributors or in consumer retail stores). Except as may be set forth in Schedule 5.8(d):

               (i) the Companies are the owner of all right, title and interest in and to all Owned Software, including without limitation all copyrights, Trade Secrets and other Intellectual Property Rights relating thereto, free and clear of any and all Liens, covenants, conditions and restrictions or other adverse claims or interests of any kind or nature (subject to written licenses granted in the ordinary course of business), and the Stockholders have not received any notice or claim (whether written, oral or otherwise) challenging the Companies' complete and exclusive ownership of all Owned Software and all such Intellectual Property Rights relating thereto or claiming that any other person has any claim of legal or beneficial ownership with respect thereto;

               (ii) the Companies have not assigned, licensed, transferred or encumbered any of their rights in or to any Software, including without limitation any copyrights, Trade Secrets or other Intellectual Property Rights with respect to any Owned Software, to any person;

               (iii) no source code of any Owned Software has been licensed or otherwise made available to any person other than the Companies, the Companies have treated such source code, and the data associated
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therewith, as confidential and proprietary business information, and have taken all reasonable steps to protect the same as trade secrets of the Companies;

               (iv) any person identified in Schedule 5.8(d) as having received any such source code or data is bound by an appropriate confidentiality and non-disclosure obligation with respect thereto and the Stockholders are not aware of any material breach of any such agreement or any threatened disputes or disagreements with respect thereto;

               (v) the Companies have lawfully acquired the right to use the Licensed Software, as it is used in the conduct of their respective businesses as presently conducted, and have not exercised any rights in respect of any Licensed Software, including without limitation, any reproduction, distribution or derivative work rights, outside the scope of any license expressly granted by the person from which the right to use such Licensed Software was obtained; and

               (vi) no royalties, fees, honoraria or other payments are payable by the Companies to any person by reason of the ownership, use, sale, licensing, distribution or other exploitation of any Software or any Intellectual Property Asset.

          (g) Performance of Existing Software Products. Except as may be set forth in Schedule 5.8(e), all Software products that have been used by the Companies in connection with their performance of data processing or other services for any of their customers perform in all material respects, free of significant bugs or programming errors.

          (h)     Software Documentation.  Except as may be set forth in
Schedule 5.8(f), the Companies have taken all actions customary in the software industry to document the Software and its operation, such that the Software, including the source code and documentation, have been written in a clear and professional manner so that they may be understood, modified and maintained in an efficient manner by reasonably competent programmers.

          (i) Agreements in Respect of Licensed Technology. Schedule 5.8(g) contains a complete and accurate specific list of all agreements and arrangements pertaining to the Licensed Software (excluding licensed software that is contained in standard desktop applications and available through commercial distributors or in consumer retail stores) (collectively, "Licensed Software Agreements") and a complete and accurate specific list of all agreements and arrangements pertaining to any other technology used or practiced by the Companies as to which a person other than the Companies owns the applicable Intellectual Property Rights (collectively, "Other Licensed Technology Agreements" and, together with Licensed Software Agreements, the "Licensed Technology Agreements"). Schedule 5.8(g) sets forth a complete and accurate list of all royalty obligations of the Companies under any Licensed Technology Agreements. Except as may be set forth in Schedule_5.8(g):

               (i) all Licensed Technology Agreements are in full force and effect, and the Companies are not in material breach thereof, nor are the Stockholders aware of any claim or information to the contrary;

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               (ii)     all Licensed Technology Agreements will be maintained
by the Companies in full force and effect through the Closing;

               (iii) there are no outstanding and, to the Stockholders' knowledge, no threatened disputes or disagreements involving the Companies with respect to any Licensed Technology Agreement;

               (iv) the rights licensed under each Licensed Technology Agreement shall be exercisable by the Companies on and after the Closing to the same extent as prior to the Closing;

               (v) the Licensed Technology Agreements together expressly confer on the Companies valid and enforceable rights under or in respect of all of the Intellectual Property Rights that are not owned exclusively by the Companies and that are used or practiced in the Companies' businesses (collectively, the "Licensed Intellectual Property"); and

               (vi) neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default under, or result in the impairment of any rights under, any Licensed Technology Agreement.

          (j) Sufficiency of Owned and Licensed Intellectual Property. Except as set forth in Schedule 5.8(h), the Marks, Owned Copyrights, Trade Secrets and Licensed Intellectual Property, including without limitation the foregoing to the extent they apply to any Software, constitute all of the Intellectual Property Rights in the Companies' possession or control necessary for the conduct of the Companies' businesses as presently conducted or contemplated to be conducted and constitute all of the Intellectual Property Rights necessary to operate such business after the Closing in substantially the same manner as such business heretofore has been operated by the Companies.

          (k)     Rights of Third Parties.  Except as may be set forth in
Schedule 5.8(i), the Companies are not, nor have been during the three-year period prior to the date hereof, a party to any action or proceeding, and there is not pending or, to the Stockholders' knowledge, during the one-year period prior to date hereof threatened, any action or proceeding that involves or involved a claim of infringement, misappropriation or other wrongful use or exploitation, either (i) by the Companies against any other person or (ii) by any person against any Company, of any Intellectual Property Asset or other Intellectual Property Right used or exploited by the Companies in the conduct of its respective business, nor, to the knowledge of the Stockholders, is there any reasonable basis therefor. Except as may be set forth in Schedule 5.8(i), no Intellectual Property Asset is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by any Company (subject to written licenses granted in the ordinary course of business). Except as may be set forth in Schedule 5.8(i), the Companies have the exclusive right to bring actions against any person that is infringing any Intellectual Property Assets other than Licensed Intellectual Property.

          (m) The components manufactured by the Companies and used in the Companies' products are free of any disabling codes or instructions
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(a "Disabling Code"), and any virus or other intentionally created, undocumented contaminant (a "Contaminant"), that may, or may be used to, access, modify, delete, damage or disable the Systems or that may result in damage thereto. The components necessary for or implemented in the Owned Software obtained from third party suppliers are, to the knowledge of the Stockholders, free of any Disabling Codes or Contaminants that may, or may be used to, access, modify, delete, damage or disable any of the Systems or that might result in damage thereto. The Companies have taken reasonable steps and implemented reasonable procedures to ensure that their internal computer systems (consisting of hardware, software, databases or embedded control systems, "Systems") are free from Disabling Codes and Contaminants. Except as may be set forth in Schedule_5.8(j), the Companies have in place appropriate disaster recovery plans, procedures and facilities and have taken all reasonable steps to safeguard their Systems and restrict unauthorized access thereto.

          (n) neither the Shareholders nor the Companies have received notice, whether in writing or otherwise, from Kamil or any other entity in which such entity claims that the Shareholders or the Companies are infringing any patent such entity may hold over the process of selling, buying, marketing, transferring or using a pre-paid calling card.

     5.9 Environmental Matters. For purposes of this Section 5.9, references to the "Company" or "Companies" shall also include each of their predecessors. Except as set forth on Schedule 5.9:

               (i) each Company is and at all times has been in compliance in all material respects with all Environmental Requirements;

               (ii) each Company possesses all permits, licenses and certificates required by all Environmental Requirements (and a list thereof, which is accurate and complete in all material respects, is set forth as
Schedule 5.9);

               (iii) no environmental clearances, approvals or consents are required under applicable law from any Governmental Authority or entity in order to continue operations after the Closing Date;

               (iv) there are no pending or, to the knowledge of the Stockholders, threatened claims, actions or proceedings (or notices of potential claims, actions or proceedings) from any Governmental Authority or any other Person regarding any matter relating to health, safety or protection of the environment against any Company;

               (v) no real property currently, or, to the Stockholders' knowledge, formerly, owned or operated by any Company is or was listed on the National Priorities List, the Comprehensive Environmental Response and Compensation Liability Index System or any similar state or local list of potential or confirmed hazardous waste sites;

               (vi) to the Stockholders' knowledge, no conditions exist on adjacent properties that threaten the environmental condition or safety of any property owned, operated or used by any Company; and

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               (vii)     no Company has released or disposed of any Hazardous
Materials at any property owned or used by each Company and, to the Stockholders' knowledge, no other Person has released or disposed of Hazardous Materials at any such property.

     5.10 Personal Property. Schedule 5.10 sets forth a list, that is accurate and complete in all material respects, of (x) all personal property with a fair market value in excess of $10,000 that, in accordance with GAAP, would be included in "depreciable plant, property and equipment" (or similarly named line item) in a balance sheet of each Company and (y) all other personal property owned by each Company with a value individually in excess of $10,000 and (except as set forth in Schedule 5.10) all such personal property is owned free and clear of all Liens. Except as set forth on Schedule 5.10, all personal property with a value individually in excess of $10,000 used by the Company in its business is either owned by the Company or leased by the Company pursuant to a Material Contract and such personal property constitutes all of the personal property with a value in excess of $10,000 which is necessary for the conduct of the business of the Company as currently conducted and presently proposed to be conducted.

     5.11     Significant Customers; Material Contracts and Commitments.
Schedule 5.11(a) sets forth a list, that is accurate and complete in all material respects, of all customers or Persons representing 5% or more of the Company's total annual revenues as of the Balance Sheet Date (the "Significant Customers"). Except to the extent set forth on Schedule 5.11(a), none of the Company's Significant Customers has canceled or substantially reduced or, to the knowledge of the Stockholders, is currently attempting or threatening to cancel a contract or substantially reduce utilization of the services provided by any Company. Except as listed or described on Schedule 5.11(b), no Company is a party to or bound by, nor does there exist any written or oral contracts relating to or in any way affecting the operation or ownership of each Company's business that are of a type described below (the "Material Contracts"):

          (a) any collective bargaining agreement or arrangement with any labor union or any such agreement currently in negotiation or proposed;

          (b) any contract for capital expenditures or the acquisition or construction of fixed assets for or in respect to real property in excess of $10,000;

          (c) any contract with a term in excess of one year for the purchase, maintenance, acquisition, sale or furnishing of materials, supplies, merchandise, machinery, equipment, parts or other property or services which requires aggregate future payments of greater than $10,000;

          (d) any contract relating to the borrowing of money, or the guaranty of another person's borrowing of money, including, without limitation, all notes, mortgages, pledges, security agreements, bonds, indentures and other obligations, agreements and other instruments for or relating to any lending or borrowing, including assumed indebtedness;

          (e) any contract granting any Person a Lien on any of the assets of the Company, in whole or in part;

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          (f)     any contract granting to any Person a first-refusal,
first-offer or similar preferential right to purchase or acquire any of the assets or capital stock of the Company's business;

          (g) any contract under which the Company is (i) a lessee or sublessee of any machinery, equipment, vehicle or other tangible personal property or real property, (ii) a lessor or sublessor of any real property or tangible personal property owned or leased by the Company, or (iii) a lessor or sublessor, or lessee or sublessee, of any Intellectual Property listed on
Schedule 5.8(a);

          (h) any contract providing for the indemnification of any officer, director, employee or other person;

          (i)     any joint venture or partnership contract;

          (j)     any employment or consulting agreements;

          (k)     any option, license, franchise or similar agreement; and

          (l) any other contract with a term in excess of one year, whether or not made in the ordinary course of business, which involves or may involve payments in excess of $10,000, and any other agreement which is material to the Company.

     The Company has provided Acquiror with a true and complete copy of each written Material Contract, including all amendments or other modifications thereto. Except as set forth on Schedule 5.11(b), each Material Contract is a valid and binding obligation of the Company, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (whether applied in a proceeding at law or in equity) and is in full force and effect. Except as set forth on Schedule_5.11(b), (i) the Company has performed all obligations required to be performed by it under each Material Contract and neither the Company nor, to the knowledge of the Stockholders, any other party to any Material Contract, is (with or without the lapse of time or the giving of notice or both) in breach or default in any material respect thereunder and (ii) the Stockholders have not been notified that any party to any Material Contract intends to cancel, terminate, not renew or exercise an option under any Material Contract, whether in connection with the transactions contemplated hereby or otherwise.

     5.12 Real Property. Schedule 5.12 sets forth a list, that is accurate and complete in all material respects, copies of which have been delivered to the Acquiror, of all real property owned, leased, or used by the Company in the conduct of its business. The Company has good and insurable title to the real property owned by it, subject to no Lien except for:

          (a) Liens listed on Schedules 5.12 as securing specified liabilities under a specified Material Contract with respect to which no material default exists;

          (b) Liens for current Taxes not yet due and payable and assessments not in default;
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          (c)     easements for utilities serving the property only; and

          (d) easements, covenants and restrictions and other exceptions to title shown of record in the office of the county clerks, or other appropriate official in which the properties and leasehold estates are located which do not adversely affect the current use of the property.

     5.13 Insurance. Schedule 5.13 sets forth a list, that is accurate and complete in all material respects, (a) as of the Balance Sheet Date, of all fire, products liability, general liability, vehicle, worker's compensation, directors' and officers' liability, title and other insurance policies carried by the Company, and (b) all insurance loss runs on workers compensation claims received by the Company for the past three policy years. True, complete and correct copies of all insurance policies concerning the Company, its properties, businesses, officers and directors, or other employees currently in effect have been delivered to Acquiror and such insurance policies evidence all of the insurance that the Company carries.
All of such insurance policies are currently in full force and effect and will continue in full force and effect following the Closing in accordance with their respective terms. No insurance carried by the Company has been canceled by the insurer and no Company has ever been denied coverage. The Company has paid all premiums due, and has otherwise performed all of its obligations, under each such insurance policy.

     5.14 Compensation; Organized Labor Matters. Schedule 5.14 sets forth a list, that is accurate and complete in all material respects, of all officers, directors and key employees of the Company and listing their respective rates of compensation (and the portions thereof attributable to salary, bonus and other compensation, respectively). Since the Balance Sheet Date, there have been no increases in the compensation payable or any special bonuses to any officer, director, key employee or other employee, except ordinary salary increases implemented on a basis consistent with past practices. Except as set forth on Schedule 5.14, (a)_no employees of the Company are represented by any labor union and, to the knowledge of the Stockholders, no campaign to establish such representation is in progress, and
(b) there is no pending or, to the best of the Stockholders' knowledge, threatened labor dispute involving the Company and any group of its employees nor has the Company experienced any labor interruption over the past three (3) years. Further, except as set forth in Schedule 5.14, no Stockholder has received written notice of any claim, or has knowledge of any facts which are likely to give rise to any claim, that they have not complied in any material respect with any laws relating to the employment of labor, including, without limitation, any provisions thereof relating to wages, hours, collective bargaining, the payment of social security and similar taxes, equal employment opportunity, employment discrimination or employment safety.

     5.15     Employee Plans.

          (a) Schedule 5.15 contains a list, that is accurate and complete in all material respects, of all Benefit Plans, including all agreements or arrangements containing "golden parachute" or other similar provisions. True, complete and correct copies of all Benefit Plans and agreements and any trusts related thereto, and classifications of employees covered thereby have been delivered to Acquiror.

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          (b)      Except for the Benefit Plans, if any, described on Schedule
5.15 and the government sponsored Benefit Plans required by the laws of any jurisdiction where a Company is located, no Company sponsors, maintains or contributes to any plan program, fund or arrangement that constitutes an "employee pension benefit plan," and no Company has any obligation to contribute to or accrue or pay any benefits under any deferred compensation or retirement funding arrangement on behalf of any employee or employees (such as, for example, and without limitation, any individual retirement account or annuity, any "excess benefit plan" (within the meaning of Section 3(36) of ERISA or any non-qualified deferred compensation arrangement). For the purposes of this Agreement, the term "employee pension benefit plan" shall have the same meaning as is given that term in Section 3(2) of ERISA.

          (c) No Company is now, or as a result of its past activities can it reasonably be expected to become, liable to the Pension Benefit Guaranty Corporation (other than for premium payments) or to any multi-employer employee pension benefit plan under the provisions of Title IV of ERISA.

          (d) All Benefit Plans listed on Schedule 5.15 and the administration thereof are in compliance with their terms and all applicable provisions of ERISA and the regulations issued thereunder, as well as with all other applicable federal, state and local statutes, ordinances and regulations, except for such noncompliance as would not be reasonably likely to have a Company Material Adverse Effect. There have been no "reportable events" (as that phrase is defined in Section 4043 of ERISA) with respect to a Benefit Plan listed in Schedule 5.15.

          (e) No circumstances exist pursuant to which the Company could reasonably be expected to have any direct or indirect liability whatsoever with respect to any Plan now or heretofore maintained or contributed to by any Person other than any Company that is, or at any time was, a member of a "controlled group" (as defined in Section 412(n)(6)(B) of the Code) that includes the Companies.

          (f) All Benefit Plans listed on Schedule 5.15 that are intended to qualify under Section 401(a) of the Code (the "Qualified Plans") are, and have been so qualified and have been determined by the Internal Revenue Service to be so qualified, and copies of such determination letters have been delivered to Acquiror. Neither the Stockholders, any Qualified Plan nor the Company has engaged in any transaction prohibited under the provisions of
Section 4975 of the Code or Section 406 of ERISA.

     5.16     Conformity with Law; Litigation.  Except as set forth on
Schedule 5.16, the Company has complied with, and is in compliance with, and has not received any notice of any alleged noncompliance with, all laws, rules, statutes, ordinances, regulations, writs, injunctions, decrees, arbitration awards, and orders (collectively, "Laws") applicable to it, to its properties, or to the operation of its business, except for such noncompliance or alleged noncompliance as would not be reasonably likely to have a Company Material Adverse Effect. Except to the extent set forth on Schedule 5.16 (which shall disclose the parties to, nature of, and relief sought for each matter disclosed): (a)_there is no legal action, suit, action, proceeding, investigation, audit, claim or order pending or, to the Stockholders' knowledge, threatened against either any Company or, to the knowledge of the Stockholders, pending or threatened against any of the officers, directors or

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employees of the Company, with respect to its respective business or proposed business activities which would be reasonably likely to have a Company Material Adverse Effect, or to which the Company is otherwise a party, before any court, or before any Governmental Authority, and (b)_no Company is subject to any judgment, order or decree of any court or Governmental Authority.

     5.17     Taxes.  Except as set forth on Schedule 5.17:

          (a) All Returns required to have been filed by or with respect to the Company and any affiliated, combined, consolidated, unitary or similar group of which the Company is or was a member (a "Relevant Group") with any Taxing Authority have been duly filed, and each such Return correctly and completely reflects the Tax liability and all other information required to be reported thereon. All Taxes (whether or not shown on any Return) owed by the Company and any member of a Relevant Group (individually, the "Acquired Party" and collectively, the "Acquired Parties") have been paid on or prior to the due date for payment of such Taxes;

          (b) To the knowledge of the Stockholders, the provisions for Taxes due by the Company (as opposed to any reserve for deferred Taxes established to reflect timing differences between book and Tax income) in the Financial Statements are sufficient for all unpaid Taxes, being current taxes not yet due and payable, of such Acquired Party;

          (c) No Acquired Party is a party to any agreement extending the time within which to file any Return. No claim has ever been made by any Taxing Authority in a jurisdiction in which an Acquired Party does not file Returns that it is or may be subject to taxation by that jurisdiction that is unresolved or if adversely determined would be reasonably likely to have a Company Material Adverse Effect;

          (d) Each Acquired Party has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party;

          (e) There is no dispute or claim concerning any Tax liability of any Acquired Party either (i) claimed or raised by any Taxing Authority or
(ii) otherwise known to any Acquired Party. Schedule 5.17 contains a list, that is accurate and complete in all Material Respects, of all federal, state, local and foreign income Tax Returns filed by or with respect to any Acquired Party for all taxable periods ended on or after December 31, 1997 (and all such Returns, reports and statements have been delivered to Acquiror) indicates those Tax Returns, if any, that have been audited, and indicates (1) those Returns that currently are the subject of audit, and (2) all Tax examination reports and statements of deficiencies assessed against or agreed to by, such Acquired Party since December 31, 1997;

          (f) No Acquired Party has waived any statute of limitations, the waiver of which remains in effect on the date hereof, in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency;

          (g) No Acquired Party has made any payments, is obligated to make any payments, or is a party to any agreement that under certain
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circumstances could require it to make any payments, that are not deductible under Section 280G of the Code;

          (h) No Acquired Party is a party to any Tax allocation or sharing agreement;

          (i) None of the assets of any Acquired Party constitutes tax-exempt bond financed property or tax-exempt use property, within the meaning of Section 168 of the Code. No Acquired Party is a party to any "safe harbor lease" that is subject to the provisions of Section 168(f)(8) of the Internal Revenue Code as in effect prior to the Tax Reform Act of 1986, or to any "long-term contract" within the meaning of Section 460 of the Code;

          (j) No Acquired Party is a "consenting corporation" within the meaning of Section_341(f)(1) of the Code, or comparable provisions of any state statutes, and none of the assets of any Acquired Party is subject to an election under Section 341(f) of the Code or comparable provisions of any state statutes;

          (k) There are no accounting method changes or proposed or threatened accounting method changes, of any Acquired Party that could give rise to an adjustment under Section_481 of the Code for periods after the Closing Date;

          (l) No Acquired Party has received any written ruling of a Taxing Authority related to Taxes or entered into any written and legally binding agreement with a Taxing Authority relating to Taxes;

          (m)     Each Acquired Party has disclosed (in accordance with
Section 6662(d)(2)(B)(ii) of the Code) on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662(d) of the Code;

          (n) No Acquired Party has any liability for Taxes of any Person other than such Acquired Party (i) under Section 1.1502-6 of the Treasury regulations (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by contract or (iv) otherwise;

          (o) Prior to Acquiror's acquisition of the Companies' Equity Interests pursuant to this Agreement, there currently are no limitations on the utilization of the net operating losses, built-in losses, capital losses, Tax credits or other similar items of any Acquired Party (collectively, the "Tax Losses") under (i) Section 382 of the Code, (ii) Section 383 of the Code,
(iii) Section 384 of the Code, (iv)_Section 269 of the Code, (v) Section 1.1502-15 and Section 1.1502-15A of the Treasury regulations, (vi) Section 1.1502-21 and Section_1.1502-21A of the Treasury regulations or (vii) Sections 1.1502-91 through 1.1502-99 of the Treasury regulations, in each case as in effect both prior to and following the Tax Reform Act of 1986; and

          (p) No Company is under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 351(e)(2) of the Code.

     5.18 No Violations or Consents. Except as set forth on Schedule 5.18, the execution of this Agreement and the performance by the Company and the Stockholders of their obligations hereunder and the consummation by the

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Company and the Stockholders of the transactions contemplated hereby will not
(i) result in any violation or breach of, or constitute a default under, any of the terms or provisions of the Charter Documents or (ii) require the consent, approval, waiver of any filing with or notice to, any other Person (other than (a) in connection with or in compliance with the provisions of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act of 1933, as amended (the "Securities Act"), the Communications Act of 1934, as amended (the "Telecommunications Act") or the "blue sky" or "public utility" laws of various states, and (b) any consents required under the Material Contracts or other filings and approvals expressly contemplated by this Agreement), (iii) violate, conflict with or result in a breach of or the acceleration of any obligation under, or constitute a default (or an event which with notice or the lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of any Stockholder pursuant to any provision of any contract to which any Stockholder is bound, lien, order, judgment or decree to which such party is subject or by which any Stockholder or any of his property or assets is bound, or (iv) violate or conflict with any law, rule, regulation, permit, ordinance or regulation applicable to any Stockholder or by which any property or asset of any Stockholder is bound or affected. No Company is in violation of any Charter Document.

     5.19 Business Conduct. Except as set forth on Schedule 5.19, since the Balance Sheet Date, the Company has conducted its business only in the ordinary course consistent with past custom and practices and has incurred no liabilities other than in the ordinary course of business consistent with past custom and practices. Except as forth on Schedule 5.19, since the Balance Sheet Date, there has not been any:

          (a) Material adverse change in the Company's operations, condition (financial or otherwise), operating results, assets, liabilities, employee, customer or supplier relations or business prospects;

          (b) Loan or advance by the Company to any Persons in excess of $5,000 in the aggregate other than sales to customers on credit in the ordinary course of business consistent with past custom and practices;

          (c) Declaration, setting aside, or payment of any dividend or other distribution in respect to the Company's capital stock, any direct or indirect redemption, purchase, or other acquisition of such capital stock, or the payment of principal or interest on any note, bond, debt instrument or debt to any Affiliate;

          (d) Incurrence of any debts, liabilities or obligations except current liabilities incurred in connection with or for services rendered or goods supplied in the ordinary course of business consistent with past custom and practices, liabilities on account of taxes and governmental charges but not penalties, interest or fines in respect thereof, and obligations or liabilities incurred by virtue of the execution of this Agreement;

          (e) Issuance by the Company of any notes, bonds, or other debt securities or any equity securities or securities convertible into or exchangeable for any equity securities;

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          (f)     Cancellation, waiver or release by the Company of any debts, rights or claims;

          (g) Change in accounting principles, methods or practices (including, without limitation, any change in depreciation or amortization policies or rates) utilized by each Company;

          (h) Capital expenditures or commitments therefor by the Company in excess of $10,000 in the aggregate;

          (i) Adoption, amendment or termination of, or increase in the benefits provided under, any Benefit Plan; or

          (j)     An occurrence or event not included in clauses (a) through
(i) that has or might be expected to have a Company Material Adverse Effect.

     5.20 Prohibited Activities. Except as set forth on Schedule 7.3, no Company has, between the Balance Sheet Date and the date hereof, taken any of the actions set forth in Section 7.3.

     5.21 Predecessor Status; etc. Set forth on Schedule 5.21 is a listing of all names of all predecessor companies of each Company, including the names of any entities acquired by each Company (by stock purchase, merger or otherwise) or owned by each Company or from whom each Company previously
acquired material assets.   Except as disclosed on Schedule 5.21, no Company
has been a subsidiary or division of another Person or a part of any acquisition which was later rescinded.

     5.22 Affiliate Relationships. Except as set forth on Schedule 5.22, neither the Stockholders nor any Affiliate of the Stockholders, and no director, officer or employee of or consultant to the Company owns, directly or indirectly, in whole or in part, any property, assets or right, tangible or intangible, which is associated with any property, asset or right owned by any Company or which the Company is operating or using or the use of which is necessary for its business or otherwise engages in business or any transaction with the Company. Schedule 5.22 describes any relationships which any Stockholder or any director, officer, employee, agent or consultant of each Company has with any other Person which is a competitor, potential competitor (based upon the nature of such potential competitor's business as of the Closing Date), supplier or customer of each Company.

     5.23 Brokers. Except as set forth in Schedule 5.23, no Company has paid or become obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with this Agreement.

     5.24 Government Authorizations and Intangibles. Except as set forth in Schedule 5.24, the Company holds all federal, state and foreign licenses, franchises, permits and governmental authorizations, including without limitation all licenses and authorizations required by the United States Federal Communications Commission (the "FCC"), by state public utilities commissions and foreign regulatory authorities ("Company Permits") necessary to conduct the Company's business as presently conducted and the absence of any of which could have a Company Material Adverse Effect. To the Stockholders' knowledge, the Company's licenses, franchises, permits and other governmental authorizations are valid and in effect. No Company or
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Stockholder has received any notice that any Governmental Authority intends to cancel, terminate or not renew any license, franchise, permit or other governmental authorization of the Company. To the Stockholders' knowledge, the Company is in compliance with the requirements, standards, criteria and conditions set forth in all of its licenses, franchises, permits and other governmental authorizations and has made all required filings and paid all required fees, except where such non-compliance or violation would not have a Company Material Adverse Effect. Except as set forth on Schedule 5.24, the Stockholders have not received notice from the FCC, any state public utilities commissions or any foreign regulatory authority of any complaint filed therewith concerning any Company, its operations or services.

     5.25 Misrepresentation. To the knowledge of the Stockholders, none of the representations and warranties set forth in this Agreement, or in any of the certificates, schedules, exhibits, lists, documents or other instruments delivered or to be delivered to Acquiror by the Companies or the Stockholders pursuant hereto, taken as a whole, contains any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading.

     5.26 Preemptive Rights. No Stockholder has, or hereby waives, any preemptive or other right to acquire shares of Equity Consideration or Acquiror Stock.

     5.27 No Retained Rights. No Stockholder will retain any right after the Closing in any Equity Consideration except for the rights received in accordance with this Agreement.

     5.28 Laws Obeyed. The Stockholder and the Company have obeyed the laws of such jurisdictions to which they are or have been subject, including without limitation, the Federal Corrupt Practices Act, except where such failure to obey the law would not have a Company Material Adverse Effect.

     5.29 MCI Note. The Company has paid all amounts due to MCI-Worldcom under that certain promissory note for $764,519.11, dated May 2, 1996.

6.     REPRESENTATIONS AND WARRANTIES OF ACQUIROR

     Acquiror and Merger Sub jointly and severally represents and warrants to the Company and the Stockholders that all of the following representations and warranties in this Section 6 are true at the date of this Agreement and, subject to Section 7.7 hereof, shall be true at the time of the Closing Date, and that such representations and warranties shall survive the Closing Date for a period of one year (the "Acquiror Expiration Date").

     6.1 Due Organization. Acquiror and Merger Sub are corporations duly incorporated, validly existing and in good standing under the laws of the State of Florida, and are duly authorized and qualified to do business under all applicable laws, regulations, ordinances and orders of public authorities to carry on its business in the places and in the manner as now conducted, to own or hold under lease the properties and assets they now own or hold under lease, and to perform all of their obligations under any material agreement to which they are a party or by which their properties are bound; are duly qualified in the jurisdictions listed in Schedule 6.1 and there are no other jurisdictions in which the conduct of Acquiror's or Merger Sub's business or

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activities or their ownership of assets requires any other qualification under applicable law, the absence of which would have an Acquiror Material Adverse Effect. True, complete and correct copies of the Certificate or Articles of Incorporation and By-laws, each as amended, of Acquiror (the "Acquiror Charter Documents") and Merger Sub are all attached hereto as Annex_I.

     6.2 Authorization. Acquiror and Merger Sub have full corporate power and authority to execute and deliver this Agreement and to consummate the Equity Purchase and the other transactions contemplated on their part hereby. The execution, delivery and performance by Acquiror and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Acquiror and Merger Sub. This Agreement has been duly executed and delivered by Acquiror and Merger Sub, and is a legal, valid and binding obligation of Acquiror and Merger Sub, enforceable against Acquiror and Merger Sub in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally or by general equitable principles. Each other agreement to be executed in connection with this Agreement by Acquiror and Merger Sub on or prior to the Closing Date will be duly executed and delivered by Acquiror and Merger Sub and will constitute a legal, valid and binding obligation of Acquiror and Merger Sub, enforceable against them in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.

     6.3 Capital Stock. The authorized capital stock of the Acquiror consists in its entirety of (a) 20,000,000 shares of Acquiror Stock, $0.01 par value, of which, as of March 31, 2000, 7,506,815 were issued and outstanding and (b) 1,000,000 shares of Preferred Stock, $0.01 par value per share, of which, as of March 31, 2000, 1,000 were issued and outstanding. All outstanding shares of Acquiror Stock have been duly authorized and validly issued, are fully paid and non-assessable, are free of preemptive rights and were issued in compliance with all applicable securities laws and regulations. To the knowledge of Acquiror and except as otherwise contemplated by this Agreement, there are no voting trusts or other agreements, arrangements or understandings with respect to the voting of Acquiror Stock. The authorized capital stock of Merger Sub consists in its entirety of 10,000 shares of common stock, $.01 par value, all of which are issued and outstanding. All of the outstanding shares of Merger Sub common stock are owned beneficially and of record by the Acquiror.

     6.4 Acquiror Stock. The Acquiror Stock to be issued in connection with the Equity Purchase has been duly authorized and, when issued as contemplated hereby at the Closing, will be validly issued, fully paid and non-assessable, and not subject to any preemptive rights or other rights or interests of third parties.

     6.5 No Violations or Consents. The execution, delivery and performance of this Agreement by the Acquiror and Merger Sub and the consummation of the transactions contemplated hereby, will not (i) violate or conflict with any provision of any charter or bylaws of the Acquiror or Merger Sub, (ii) require the consent, waiver, approval, license or authorization of or any filing by the Acquiror or Merger Sub with any public authority, other than (a) in connection with or in compliance with the provisions of the
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Exchange Act, the Securities Act, the Telecommunications Act and the rules and regulations arising thereunder, the rules and regulations of The Nasdaq Stock Market, Florida Law or the "takeover", "blue sky" or "public utilities" laws of various states and (b) any other filings and approvals expressly contemplated by this Agreement, (iii) violate, conflict with or result in a breach of or the acceleration of any obligation under, or constitute a default (or an event which with notice or the lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Acquiror pursuant to any provision of any indenture, mortgage, lien, lease, agreement, instrument, order, judgment or decree to which the Acquiror or Merger Sub is subject or by which the Acquiror or Merger Sub or any of their property or assets are bound, or (iv) violate or conflict with any Law applicable to the Acquiror or Merger Sub or by which any of their property or assets are bound or affected except, in each of the instances set forth in items (i) through (iv) above, where failure to give such notice, make such filings, or obtain such authorizations, consents or approvals, or where such violations, conflicts, breaches or defaults, in the aggregate, would not have an Acquiror Material Adverse Effect.

     6.6 Financial Statements and Reports. The Acquiror heretofore has delivered to the Company true and complete copies of (a) its Registration Statement on Form S-1 dated May 12, 1998, Registration No. 333-48559, (b) its Registration Statement on Form S-3, dated March 13, 2000, Registration No. 333-32434, (c) its Annual Report on Form 10-K for the fiscal year ended March 31, 1999 and (d) its Quarterly Reports on Form 10-Q for the quarter ended September 30, 1999 and December 31, 1999 (collectively, "Acquiror SEC Filings"). The Acquiror SEC Filings made in compliance with the Exchange Act were filed in a timely manner pursuant to the rules and regulations thereof. As of the respective times such documents were filed or, as applicable, became effective, the Acquiror SEC Filings complied as to form and content, in all material respects, with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Acquiror included in the Acquiror SEC Filings were prepared in accordance with GAAP, applied on a consistent basis and (except as may be indicated therein or in the notes thereto) present fairly the consolidated financial position, results of operations and cash flows of the Acquiror and its consolidated subsidiaries as of the dates and for the periods indicated subject, in the case of unaudited interim consolidated financial statements, to normal recurring year-end adjustments.

     6.7 Brokers. Acquiror and Merger Sub have not paid or become obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with this Agreement.

     6.8 No Adverse Change. Except as set forth on Schedule 6.8, since March 31, 2000, there has not been any occurrence or event that has or might be expected to have an Acquiror Material Adverse Effect.

7.     COVENANTS PRIOR TO CLOSING

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     7.1     Access and Cooperation: Due Diligence.

          (a) Between the date of this Agreement and the Closing Date, each Company will afford to the officers and authorized representatives of Acquiror access during business hours to all of the Companies' and its subsidiaries' sites, properties, books and records and will furnish Acquiror with such additional financial and operating data and other information as to the business and properties of each Company and its respective subsidiaries as Acquiror may from time to time reasonably request. Each Company will cooperate with Acquiror and its representatives, including Acquiror's auditors and counsel, in the preparation of any documents or other material which may be required in connection with the transactions contemplated by this Agreement.

          (b) Between the date of this Agreement and the Closing Date, Acquiror will afford to the officers and authorized representatives of each Company access during business hours to all of Acquiror's sites, properties, books and records and will furnish each Company with such additional financial and operating data and other information as to the business and properties of Acquiror as each Company may from time to time reasonably request. Acquiror will cooperate with each Company, its representatives, auditors and counsel in the preparation of any documents or other material which may be required in connection with the transactions contemplated by this Agreement.

          (c) Acquiror and the Stockholders will treat all information obtained in connection with the negotiation and performance of this Agreement or the due diligence investigations conducted as confidential in accordance with the provisions of Section 15 hereof. The parties and their respective representatives will take such reasonable steps as are necessary to ensure they (i) do not disrupt the Companies' or Acquiror's business as the case may be and (ii) maintain the confidentiality of the transactions contemplated by this Agreement in accordance with Section 15 until the Closing Date.

     7.2 Conduct of Business Pending Closing. Between the date of this Agreement and the Closing Date, each Company will, and will cause each of its subsidiaries to, except as set forth on Schedule 7.2:

          (a) carry on its business in the ordinary course substantially as conducted heretofore and not introduce any new method of management, operation or accounting;

          (b) maintain its properties and facilities, including those held under Leases, in as good working order and condition as at present, ordinary wear and tear excepted;

          (c) perform in all material respects its obligations under agreements relating to or affecting its assets, properties or rights;

          (d) keep in full force and effect present insurance policies or other comparable insurance coverage;

          (e) maintain and preserve its business organization intact and use its best efforts to retain its present key employees and relationships with suppliers, customers and others having business relations with each Company or such subsidiary;
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          (f)     maintain compliance with all permits, laws, rules and
regulations, consent orders, and all other orders of applicable courts, regulatory agencies and similar Governmental Authorities;

          (g) maintain present debt and lease instruments in accordance with their respective terms and not enter into new or amended debt or lease instruments, provided that debt and/or lease instruments may be replaced if such replacement instruments are on terms at least as favorable to the Company or such subsidiary as the instruments being replaced; and

          (h) except in the ordinary course of business or as required by law or contractual obligations or other understandings or arrangements existing on the date hereof or with Acquiror's prior approval, each Company or such subsidiary will not (i) increase in any manner the base compensation of, or enter into any new bonus or incentive agreement or arrangement with, any of the employees engaged in the Company's or such subsidiary's business, (ii) pay or agree to pay any additional pension, retirement allowance or other employee benefit to any such employee, whether past or present, (iii) enter into any new employment, severance, consulting, or other compensation agreement with any existing employee engaged in the Company's or such subsidiary's business,
(iv) amend or enter into a new Plan (except as required by Law) or amend or enter into a new collective bargaining agreement (except as required by this Agreement), or (v) engage in any transaction with any Affiliates.

     7.3 Prohibited Activities. Except as disclosed on Schedule 7.3 between the date hereof and the Closing Date, each Company will not, and will cause each of its subsidiaries not to, without the prior written consent of
Acquiror:

          (a)     make any change in its Articles of Incorporation or By-laws;

          (b) grant or issue any securities, options, warrants, calls, conversion rights or commitments of any kind relating to its securities of any kind other than in connection with the exercise of options or warrants listed on Schedule 5.3;

          (c) declare or pay any dividend, or make any distribution in respect of its capital stock whether now or hereafter outstanding, or purchase, redeem or otherwise acquire or retire for value any shares of its stock or engage in any transaction that will significantly affect the cash reflected on the Unaudited Balance Sheet;

          (d) enter into any contract or commitment or incur or agree to incur any liability or make any capital expenditure, except if it is in the ordinary course of business (consistent with past practice and each Company's capital budget as in effect on the date hereof, a copy of which has been delivered to Acquiror) or involves an amount not in excess of $10,000;

          (e) create, assume or permit to exist any Lien upon any assets or properties whether now owned or hereafter acquired, except (1) with respect to purchase money Liens incurred in connection with the acquisition of equipment with an aggregate cost not in excess of $10,000 necessary or desirable for the conduct of the business of each Company or such subsidiary,
(2)(A)Liens for Taxes either not yet due or being contested in good faith and by appropriate proceedings (and for which adequate reserves have been
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established and are being maintained) or (B)_materialmen's, mechanics', workers', repairmen's, employees' or other like Liens arising in the ordinary course of business (the liens set forth in clause (2) of this Section 7.3(e) being referred to herein as "Statutory Liens");

          (f) sell, assign, lease or otherwise transfer or dispose of any property, assets or equipment (except for immaterial transfers or dispositions in the ordinary course of business);

          (g) negotiate for the acquisition of any business or the start-up of any new business;

          (h) merge or consolidate or agree to merge or consolidate with or into any other corporation;

          (i) waive any material right or claim of each Company or such subsidiary;

          (j) commit a material breach of, materially amend or terminate any Material Contract;

          (k) enter into any other transaction outside the ordinary course of its business or prohibited hereunder; or

          (l) cancel, fail to renew, or cause to be cancelled, or fail to renew, any Company Permit.

     7.4 No Shop. In consideration of the substantial expenditure of time, effort and expense undertaken by Acquiror in connection with its due diligence review and the preparation and execution of this Agreement, the Stockholders agree that neither they nor their representatives, agents or employees will, after the execution of this Agreement until the earlier of (i) the termination of this Agreement in accordance with Section 13.1 or (ii) the Closing, directly or indirectly, solicit, encourage, negotiate or discuss with any third party (including by way of furnishing any information concerning any Company) any acquisition proposal relating to or affecting each Company or any part of it, or any direct or indirect interests in each Company, whether by purchase of assets or stock, purchase of interests, merger or other transaction ("Acquisition Transaction"), and that the Stockholders will promptly advise Acquiror of the terms of any communications any of the Stockholders may receive or become aware of relating to any bid for all or any part of any Company.

     7.5 Termination of Related Party Agreements. The Stockholders and each Company shall terminate (i) any stockholders' agreements, voting agreements, voting trusts, options, warrants and employment agreements between any Company and any employee and (ii) any existing agreement between any Company and any Stockholder, on or prior to the Closing Date, as set forth on
Schedule 7.5. Copies of each such agreement have been provided to counsel for Acquiror.

     7.6 Notification of Certain Matters. The Stockholders shall give prompt notice to Acquiror of (i) the occurrence or non-occurrence of any event of which the Stockholders have knowledge, the occurrence or non-occurrence of which, would cause any representation or warranty of the Stockholders
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contained herein to be untrue or inaccurate in any material respect at or prior to the Closing and (ii) any material failure of any Stockholder to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such person hereunder. Acquiror shall give prompt notice to the Stockholders of (i) the occurrence or nonoccurrence of any event of which Acquiror has knowledge, the occurrence or non-occurrence of which, would cause any representation or warranty of Acquiror contained herein to be untrue or inaccurate in any material respect at or prior to the Closing and (ii) any material failure of Acquiror to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. The delivery of any notice pursuant to this Section 7.6 shall not be deemed to (i) modify the representations or warranties hereunder of the party delivering such notice, which modification may only be made pursuant to Section 7.7, (ii) modify the conditions set forth in Sections 8 and 9 or (iii) limit or otherwise affect the remedies available hereunder to the party receiving such notice with respect to any breach or other matters specified herein; provided, however, that if a party shall disclose any breach of its representations or warranties to the other party in writing prior to Closing (a "Disclosed Breach"), then the other party's sole remedy for such Disclosed Breach shall be to either: (1) terminate this Agreement, whereupon the parties shall be released from all obligations and liability hereunder; or (2) waive the Disclosed Breach and proceed to consummate the Closing as originally contemplated hereby.

     7.7     Amendment of Schedules.

          (a) Each party hereto agrees that, with respect to the representations and warranties of such party contained in this Agreement, such party shall have the continuing obligation until the Closing Date to supplement or amend promptly the Schedules hereto with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Schedules.

          (b) Notwithstanding the foregoing clause (a), no amendment or supplement to a Schedule prepared by the Stockholders under Article 5 that constitutes or reflects a material event or occurrence, individually or cumulatively with any other events or occurrences, may be made unless Acquiror consents in writing to such amendment or supplement; and provided further, that no amendment or supplement to a Schedule prepared by Acquiror under
Article 6 that constitutes or reflects a material event or occurrence, individually or cumulatively with any other events or occurrences, may be made unless the Stockholders consent in writing to such amendment or supplement.
In the event that the Stockholders seek to amend or supplement a Schedule pursuant to this Section 7.7 and Acquiror does not consent to such amendment or supplement, as provided above, this Agreement shall be deemed terminated by mutual consent as set forth in Section 13.1(a) hereof, whereupon the parties shall be released from all obligations and liability hereunder. In the event that Acquiror seeks to amend or supplement a Schedule pursuant to this Section
7.7 and the Stockholders do not consent to such amendment or supplement, as provided above, this Agreement shall be deemed terminated by mutual consent as set forth in Section 13.1(a) hereof, whereupon the parties shall be released from all obligations and liability hereunder.

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          (c)     For all purposes of this Agreement, including without
limitation for purposes of determining whether the conditions set forth in Articles 8, 9 and 10 have been fulfilled, the Schedules hereto shall be deemed to be the Schedules as amended or supplemented pursuant to this Section 7.7. No party to this Agreement shall be liable to any other party if this Agreement shall be terminated pursuant to the provisions of this Section 7.7, except that, notwithstanding anything to the contrary contained in this Agreement, if the Stockholders on the one hand, or Acquiror on the other hand, amend or supplement a Schedule which results in a termination of this Agreement and such amendment or supplement arises out of or reflects facts or circumstances which such party knew about at the time of execution of this Agreement and had reason to believe would result in a termination of this Agreement, or if such amendment or supplement otherwise is proposed in bad faith, the injured party may seek such legal and equitable remedies it deems appropriate.

     7.8 Further Assurances. The parties hereto agree to execute and deliver, or cause to be executed and delivered, such further instruments or documents or take such other action as may be reasonably necessary or convenient to carry out the transactions contemplated hereby.

     7.9 A/R Aging Reports. Within ten (10) days prior to Closing, the Stockholders shall provide Acquiror (i) an accurate list of all outstanding receivables obtained subsequent to the Balance Sheet Date and as of a date which is within ten (10) calendar days of the Closing Date and (ii) an aging of all such accounts and notes receivable showing amounts due in 30 day aging categories (the "A/R Aging Reports").

     7.10 Pino Employment. At Closing, Pino and Acquiror shall enter into an employment agreement in the form attached as Schedule 7.10 hereto.

     7.11     [Intentionally deleted].

8.     CONDITIONS PRECEDENT

     8.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

          (a) The shares of Acquiror Stock issuable in the Merger or thereafter shall have been authorized for listing on the Nasdaq National Market, upon official notice of issuance.

          (b) There shall not have been instituted or pending any action or proceeding by or before any Governmental Authority or other regulatory or administrative agency or commission, domestic or foreign, by any government or governmental authority, nor shall there by any determination by any government, Governmental Authority, regulatory or administrative agency or commission which, in either case, would require either party to take any action or do anything in connection with the foregoing which would result in a Material Adverse Effect to their respective businesses or materially impair Acquiror's ownership or operation of all or a material portion of the business or assets of any Company or compel Acquiror to dispose of all or a material portion of the business or assets of Acquiror.

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          (c)     The receipt by the parties of any required consents to the transfer of control of the Companies Permits, except where, in the sole discretion of the Acquiror, failure to transfer or obtain a consent would not have a Company Material Adverse Effect.

9.     CONDITIONS PRECEDENT TO OBLIGATIONS OF THE STOCKHOLDERS

     The obligations of the Stockholders with respect to actions to be taken on the Closing Date are subject to the satisfaction (or waiver by the Stockholders) on or prior to the Closing Date of all of the conditions set forth in this Article 9; provided, that (except as otherwuse provided in Section 7.6) no such waiver shall constitute a waiver of, or otherwise affect the Stockholders' rights under, Section 12.2.

     9.1 Representations and Warranties. All representations and warranties of Acquiror and Merger Sub contained in this Agreement (a) that are qualified as to materiality shall be true and (b)_that are not qualified as to materiality shall be true and correct in all material respects, in each case as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date; and a certificate representing the foregoing dated the Closing Date and signed by the President or any Vice President of Acquiror and Merger Sub shall have been delivered to the Stockholders.

     9.2 Performance of Obligations. All of the terms, covenants and conditions of this Agreement to be complied with and performed by Acquiror and Merger Sub on or before the Closing Date shall have been duly complied with and performed in all material respects on or before the Closing Date and certificates to the foregoing effect dated the Closing Date and signed by the President or any Vice President of Acquiror and Merger Sub shall have been delivered to the Stockholders.

     9.3 No Litigation. No action or proceeding before any Governmental Authority or body shall have been instituted or threatened to restrain or prohibit the Equity Purchase or the transactions contemplated by this Agreement.

     9.4 Consents and Approvals. All necessary consents of and filings required to be obtained or made by Acquiror and Merger Sub with any Governmental Authority or agency relating to the consummation of the transactions contemplated by this Agreement shall have been obtained and made.

     9.5 Good Standing Certificates. Acquiror and Merger Sub shall have delivered to the Stockholders a certificate, dated as of a date no earlier than 10 days prior to the Closing Date, duly issued by the Florida Secretary of State and in each state in which Acquiror and Merger Sub are authorized to do business, showing that Acquiror and Merger Sub are in good standing and authorized to do business.

     9.6 Secretary's Certificate. The Stockholders shall have received a certificate or certificates, dated the Closing Date and signed by the secretary of Acquiror and Merger Sub, certifying the truth and correctness of attached copies of the Acquiror's and Merger Sub's Certificate of Incorporation (including amendments thereto), By-laws (including amendments thereto), and resolutions of the board of directors and, if required, the
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stockholders of Acquiror and Merger Sub approving Acquiror's and Merger Sub's entering into this Agreement and the consummation of the transactions contemplated hereby.

     9.7 No Material Adverse Change. As of the Closing Date, no event or circumstance shall have occurred with respect to Acquiror which would constitute an Acquiror Material Adverse Effect.

     9.8 Opinion of Counsel. The Stockholders shall have received from Swidler Berlin Shereff Friedman, LLP, counsel to Acquiror and Merger Sub, an opinion dated the Closing Date and in a form reasonably satisfactory to the Stockholders.

10.  CONDITIONS PRECEDENT TO OBLIGATIONS OF ACQUIROR

     The obligations of Acquiror with respect to actions to be taken on the Closing Date, are subject to the satisfaction (or waiver by Acquiror) on or prior to the Closing Date of all of the conditions set forth in this Section 10; provided, that (except as otherwise provided under Section 7.6) no such waiver shall constitute a waiver of, or otherwise affect Acquiror's or any of its respective Affiliates' rights under Section 12.1.

     10.1 Representations and Warranties. All the representations and warranties of the Stockholders contained in this Agreement (a) that are qualified as to materiality shall be true and correct and (b) that are not qualified as to materiality shall be true and correct in all material respects, in each case as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date; and the Stockholders shall have delivered to Acquiror certificates representing the foregoing dated the Closing Date signed by the Stockholders and which shall have been delivered to Acquiror.

     10.2 Performance of Obligations. All of the terms, covenants and conditions of this Agreement to be complied with or performed by the Stockholders and each Company on or before the Closing Date shall have been duly complied with and performed in all material respects on or before the Closing Date and the Stockholders shall have delivered to Acquiror a certificate dated the Closing Date and signed by them to such effect.

     10.3 No Litigation. No action or proceeding before any Governmental Authority or body shall have been instituted or threatened to restrain or prohibit the Equity Purchase or the transactions contemplated by this Agreement and no Governmental Authority or body shall have taken any other action or made any request of Acquiror as a result of which the management of Acquiror deems it inadvisable to proceed with the transactions hereunder.

     10.4 Secretary's Certificate. Acquiror shall have received a certificate, dated the Closing Date and signed by the secretary of the Company, certifying the truth and correctness of attached copies of the Company's and each of its subsidiaries' Articles of Incorporation (including amendments thereto), By-laws (including amendments thereto), and resolutions of the board of directors and the stockholders approving the Company's entering into this Agreement and the consummation of the transactions contemplated hereby.

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     10.5     No Material Adverse Change.  As of the Closing Date, no event or circumstance shall have occurred with respect to any Company which would constitute a Company Material Adverse Effect, and no Company shall have suffered any material loss or damages to any of its properties or assets whether or not covered by insurance, which change, loss or damage materially affects or impairs the ability of each Company to conduct its business.

     10.6 Stockholders' Release. The Stockholders shall have delivered to Acquiror an instrument dated the Closing Date releasing each Company from any and all (i) claims of the Stockholders against each Company and (ii) obligations of each Company to the Stockholders, except for obligations arising under this Agreement or the transactions contemplated hereby.

     10.7 Termination of Related Party Agreements. All agreements specified in Section 7.5 hereof shall have been terminated effective prior to or as of the Closing Date.

     10.8 Opinion of Counsel. The Acquiror shall have received from Shutts & Bowen LLP, domestic counsel to the Companies, an opinion dated the Closing Date and in the form of Schedule 10.8.

     10.9 Consents and Approvals. All necessary consents of and filings required to be obtained or made by each Company with any Governmental Authority or agency relating to the consummation of the transactions contemplated herein shall have been obtained and made and all consents and approvals of third parties listed on Schedule 5.17 shall have been obtained.

     10.10 Good Standing Certificates. Each Company shall have delivered to Acquiror a certificate, dated as of a date no earlier than ten days prior to the Closing Date, duly issued by the Secretary of State (or equivalent thereof) of each Company's respective state or country of incorporation and, unless waived by Acquiror, in each state, or country, in which each Company is authorized to do business, showing each Company is in good standing and authorized to do business in such state or country.

     10.11 Employment Agreements. The persons named in Schedule 10.11 shall have entered into employment arrangements with the Acquiror under the terms set forth in such Schedule.

     10.12 Letters of Resignation. Acquiror shall have received letters of resignation addressed to each Company from those members of each Company's board of directors and officers as listed on Schedule 5.14, which resignations shall be effective as of the Closing.

     10.13     [Intentionally deleted]

11.  COVENANTS AFTER CLOSING

     11.1  Preparation and Filing of Tax Returns.

          (a) The Company shall, if possible, file or cause to be filed all separate Returns of any Acquired Party for all taxable periods that end on or before the Closing Date. Each Stockholder shall pay or cause to be paid all Tax liabilities (in excess of all amounts already paid with respect
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thereto or properly accrued or reserved with respect thereto on the Company
Financial Statements) shown by such Returns to be due.

          (b) Acquiror shall file or cause to be filed all separate Returns of, or that include, any Acquired Party for all taxable periods ending after the Closing Date.

          (c) Each party hereto shall, and shall cause its subsidiaries and Affiliates to, provide to each of the other parties hereto such cooperation and information as any of them reasonably may request in filing any Return, amended Return or claim for refund, determining a liability for Taxes or a right to refund of Taxes or in conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of all relevant portions of relevant Returns, together with relevant accompanying schedules and relevant work papers, relevant documents relating to rulings or other determinations by Taxing Authorities and relevant records concerning the ownership and Tax basis of property, which such party may possess. Each party shall make its employees reasonably available on a mutually convenient basis at its cost to provide explanation of any documents or information so provided. Subject to the preceding sentence, each party required to file Returns pursuant to this Agreement shall bear all costs of filing such Returns.

12.  INDEMNIFICATION

     The Stockholders and Acquiror each make the following covenants that are applicable to them, respectively:

     12.1 General Indemnification by the Stockholders. The Stockholders covenant and agree that they, jointly and severally, will indemnify, defend, protect and hold harmless Acquiror, each Company and their respective Affiliates (other than the Stockholders) at all times, from and after the Closing Date until the Expiration Date, from and against all claims, damages, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys' fees, court costs, witness fees and reasonable expenses of investigation) (collectively, "Losses") incurred by Acquiror, each Company, or any of their respective Affiliates (other than the Stockholders) as a result of or arising from (i) any breach of the representations and warranties of the Stockholders set forth herein or on the schedules or certificates delivered in connection herewith, (ii) any breach of any agreement or certificate on the part of the Stockholders contained in this Agreement, or (iii) any Tax imposed upon any Company or relating to any third party or Acquired Party for any period ending on or prior to the Closing Date relating to matters known by or under the control of the Stockholder, including, in each case, any such Tax arising out of or in connection with the transactions effected pursuant to this Agreement or any such Tax for which an Acquired Party may be liable under
Section 1.1502-6 of the Treasury Regulations (or any similar provisions of state, local or foreign law), as a transferee or successor, by contract or otherwise, (but excluding Taxes accrued or reserved properly on the Company Financial Statements and Taxes accruing in the ordinary course of business after the date of the Company Financial Statements).

     12.2 Indemnification by Acquiror. Acquiror covenants and agrees that it will indemnify, defend, protect and hold harmless the Stockholders at all

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times from and after the Closing Date until the Acquiror Expiration Date, from and against all Losses incurred by the Stockholders as a result of or arising from (i) any breach by Acquiror of its representations and warranties set forth herein or on the schedules or certificates delivered in connection herewith, (ii) any breach of any agreement on the part of Acquiror contained in this Agreement, or (iii) any liability under any federal or state law or regulation, at common law or otherwise, arising out of or based upon any untrue statement or alleged untrue statement of a material fact relating to Acquiror, or arising out of or based upon any omission or alleged omission by Acquiror to state a material fact relating to Acquiror required to be stated or necessary to make the statements not misleading.

     12.3 Third Person Claims. Promptly after any party hereto (hereinafter the "Indemnified Party") has received notice of or has knowledge of any claim by a Person not a party to this Agreement (a "Third Person"), of the commencement of any action or proceeding by such Third Person, the Indemnified Party shall, as a condition precedent to a claim with respect thereto being made against any party obligated to provide indemnification pursuant to Section 12.1 or 12.2 hereof (hereinafter the "Indemnifying Party"), give the Indemnifying Party written notice of such claim or the commencement of such action or proceeding. Such notice shall state the nature and the basis of such claim and a reasonable estimate of the amount thereof. The Indemnifying Party shall have the right to defend and settle, at its own expense and by its own counsel, any such matter so long as the Indemnifying Party pursues the same in good faith and diligently, provided that the Indemnifying Party shall not settle any proceeding without the written consent of the Indemnified Party, such consent not to be unreasonably withheld or delayed. If the Indemnifying Party undertakes to defend or settle, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate, at the Indemnifying Party's expense, with the Indemnifying Party and its counsel in the defense thereof and in any settlement thereof. If the Indemnifying Party desires to accept a final and complete settlement of any such Third Person's claim and the Indemnified Party refuses to consent to such settlement, then the Indemnifying Party's liability pursuant to this Section with respect to such Third Person's claim shall be limited to the amount so offered in settlement to said Third Person plus all indemnifiable costs and expenses incurred to date, the Indemnifying Party shall be relieved of its duty to defend and shall tender the Third Person's claim back to the Indemnified Party, who shall thereafter, at its own expense, be responsible for the defense and negotiation of such Third Person's claim. If the Indemnifying Party does not undertake to defend such matter to which the Indemnified Party is entitled to indemnification hereunder, or fails diligently to pursue such defense, the Indemnified Party may undertake such defense through counsel of its choice, at the cost and expense of the Indemnifying Party, and the Indemnified Party may settle such matter on terms as it determines in its sole discretion, and the Indemnifying Party shall reimburse the Indemnified Party for the amount paid in such settlement and any other liabilities or expenses incurred by the Indemnified Party in connection therewith.

     12.4     Exclusive Remedy.  The indemnification provided for in this
Article 12 shall be the exclusive remedy in any action seeking damages or any other form of relief brought by any party to this Agreement against another party, provided that nothing herein shall be construed to limit the right of a party, in a proper case, to seek injunctive relief for a breach of Articles 14

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
or 15 of this Agreement or to seek relief for a breach of any employment agreement with, or any promissory note, stock option or warrant issued by Acquiror.

     12.5 Limitations on Indemnification. Notwithstanding anything to the contrary contained in this Agreement:

          (a)     The Persons entitled to be indemnified pursuant to Section
12.1 or 12.2, as applicable, shall not be entitled to recover Losses with respect to any claim for indemnification hereunder until such time as, and solely to the extent that, the aggregate amount of Losses in respect of all claims for indemnification under Section 12.1 or 12.2, as applicable, exceeds $15,000 (the "Threshold"), and thereafter, such Persons shall only be entitled to recover Losses in excess of the Threshold. No Person shall be entitled to indemnification under this Article 12 if and to the extent that such Person's claim for indemnification is directly or indirectly related to a breach by such Person of any representation, warranty, covenant or other agreement set forth in this Agreement.

          (b) Acquiror shall have the right, upon written notice, to offset indemnification amounts due to it pursuant to this Agreement against payments due to the Stockholders under this Agreement.

          (c) After Closing, (i) the indemnification obligations of the Stockholders under Section 12.1 shall be limited, in the aggregate, to an amount equal to fifty percent (50%) of the Merger Consideration, and (ii) the indemnification obligations of Acquiror under Section 12.2 shall be limited, in the aggregate, to an amount equal to fifty percent (50%) of the Merger Consideration. Notwithstanding the foregoing, the limitations contained in this subsection (c) shall be (1) an amount equal to the entire Merger Consideration for all Stockholders in the aggregate, with respect to any liability arising from the Stockholders' breach of the representations contained in Section 5.2 or 5.3; and (2) an amount equal to the entire Merger Consideration for the Acquiror with respect to any liability arising from the Acquiror's breach of the covenants or representations contained in Sections
6.2 or 6.4.

          (d) Stockholders may, at their option, pay for Losses, with cash or with Acquiror Stock. Any Acquiror Stock used to pay Losses shall be valued at the time of payment and as set forth in the Escrow Agreement.

          (e) In no event shall either party be liable for special, punitive, indirect or consequential damages.


13.     TERMINATION OF AGREEMENT

     13.1 Termination. This Agreement may be terminated at any time prior to the Closing Date solely:

          (a) by mutual consent of the boards of directors of Acquiror and each Company;

          (b) by the Stockholders or the Companies (acting through its board of directors), on the one hand, or by Acquiror (acting through its board

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
of directors), on the other hand, if the transactions contemplated by this Agreement to take place at the Closing shall not have been consummated by June 30, 2000 unless the failure of such transactions to be consummated is due to the willful failure of the party seeking to terminate this Agreement to perform any of its obligations under this Agreement to the extent required to be performed by it prior to or on the Closing Date;

          (c) by the Stockholders or the Companies, on the one hand, or by Acquiror, on the other hand, if a material breach or default shall be made by the other party in the observance or in the due and timely performance of any of the covenants, agreements or conditions contained herein, and the curing of such default shall not have been made on or before three (3) days prior to the Closing Date or, if later, within seven (7) days of notice thereof; or

          (d)     pursuant to Section 7.7 hereof.

     13.2 Liabilities in Event of Termination. Except as otherwise provided in Sections 7.6 or 7.7 hereof, the termination of this Agreement will in no way limit any obligation or liability of any party based on or arising from a breach or default by such party with respect to any of its representations, warranties, covenants or agreements contained in this Agreement including, but not limited to, legal costs and out of pocket expenses.

14.     NONCOMPETITION

     14.1 Prohibited Activities. Subject to subsection (f) below, the Stockholders agree severally and not jointly that each such Stockholder will not, for a period of three (3) years following the Closing Date, for any reason whatsoever, directly or indirectly, for themselves or on behalf of or in conjunction with any other Person, of whatever nature:

          (a) engage, as an officer, director, stockholder, owner, partner, joint venturer, or in a managerial capacity, or as an employee, independent contractor, consultant or advisor, or as a sales representative, in any business selling any products or services in direct competition with Acquiror or any of the subsidiaries thereof [text regarding a territory of noncompetition was deleted here];

          (b) call upon any person who is, at that time an employee of Acquiror (including the subsidiaries thereof) in a sales representative or managerial capacity for the purpose or with the intent of enticing such employee away from or out of the employ of Acquiror (including the subsidiaries thereof), provided that each Stockholder shall be permitted to call upon and hire any member of his or her immediate family;

          (c) call upon any Person which is, at that time, or which has been, within three (3) years prior to the Closing Date, a customer of Acquiror (including the subsidiaries thereof), or any Company for the purpose of soliciting or selling products or services in direct competition with Acquiror (including its subsidiaries);

          (d) call upon any prospective acquisition candidate, on any Stockholder's own behalf or on behalf of any competitor in similar or incidental businesses or activities, which candidate, to the actual knowledge

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of such Stockholder after due inquiry, was called upon by Acquiror (including the subsidiaries thereof) or for which, to the actual knowledge of such Stockholder after due inquiry, Acquiror (or any subsidiary thereof) made an acquisition analysis, for the purpose of acquiring such entity; or

          (e) disclose customers, whether in existence or proposed, of any Company to any Person for any reason or purpose whatsoever except to the extent that each Company has in the past disclosed such information to the public for valid business reasons or disclosure is specifically required by law.

          (f) Pino has developed and patented a telephone switching device (the "Device") described in Schedule 14.1 hereto. Notwithstanding the terms of this Section 14.1, Pino's continued development, sale, lease, marketing and exploitation of the Device after the date hereof shall not be considered a breach of subsections (a) or (c) above.

     14.2 Damages. Because of the difficulty of measuring economic losses to Acquiror as a result of a breach of the foregoing covenant, and because of the immediate and irreparable damage that could be caused to Acquiror for which it would have no other adequate remedy, each Stockholder agrees that, in the event of breach by such Stockholder, the foregoing covenant may be enforced by Acquiror by injunctions and restraining orders.

     14.3 Reasonable Restraint. It is agreed by the parties hereto that the foregoing covenants in this Section 14 impose a reasonable restraint on the Stockholders in light of the activities and business of Acquiror (including the subsidiaries thereof) on the date of the execution of this Agreement and the current plans of Acquiror.

     14.4 Severability, Reformation. The covenants in this Article 14 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and this Agreement shall thereby be reformed.

     14.5 Independent Covenant. All of the covenants in this Article 14 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of any Stockholder against Acquiror (including the subsidiaries thereof), whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Acquiror of such covenants.

     14.6 Materiality. The Stockholders hereby agree that the covenants in this Article 14 are a material and substantial part of this transaction and the consideration for this transaction.

15.     NONDISCLOSURE OF CONFIDENTIAL INFORMATION

     15.1 Stockholders. The Stockholders recognize and acknowledge that they had in the past, currently have, and in the future may have, access to certain confidential information of the Company and/or Acquiror, such as operational policies, and pricing and cost policies that are valuable, special

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
and unique assets of each Company's and/or Acquiror's respective businesses (collectively, the "Confidential Information"). The Stockholders, severally and not jointly, agree that they will not disclose such Confidential Information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except (a) to authorized representatives of Acquiror who need to know such Confidential Information in connection with the transactions contemplated hereby, who have been informed of the confidential nature of such Confidential Information and who have agreed to keep such Confidential Information confidential as provided hereby, (b) following the Closing, such Confidential Information may be disclosed by Stockholders who are employees of Acquiror if and to the extent required in the course of performing their duties for Acquiror and (c) to counsel and other advisers, provided that such advisers (other than counsel) agree to the confidentiality provisions of this Section 15.1, unless (i) such Confidential Information becomes known to the public generally through no fault of any such Stockholders or (ii) disclosure is required by law or the order of any Governmental Authority under color of law, provided, that prior to disclosing any Confidential Information pursuant to this clause (ii), the Stockholders shall, if possible, give prior written notice thereof to Acquiror and provide Acquiror with the opportunity to contest such disclosure. In the event of a breach or threatened breach by any of the Stockholders of the provisions of this Section 15, Acquiror shall be entitled to an injunction restraining such Stockholders from disclosing, in whole or in part, such Confidential Information. Nothing herein shall be construed as prohibiting Acquiror from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages. In the event the transactions contemplated by this Agreement are not consummated, the Stockholders shall have none of the above-mentioned restrictions on their ability to disseminate Confidential Information with respect to Acquiror.

     15.2 Acquiror. Acquiror recognizes and acknowledges that it has in the past, currently has, and in the future may have, access to certain Confidential Information of each Company, such as operational policies, and pricing and cost policies that are valuable, special and unique assets of each Company's business. Acquiror agrees that, prior to the Closing, or if the transactions contemplated by this Agreement are not consummated, it will not disclose such Confidential Information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except (a) to the Stockholders and to authorized representatives of each Company, and (b) to counsel and other advisers, provided that such advisors (other than counsel) agree to the confidentiality provisions of this Section 15.2, unless
(i) such Confidential Information becomes known to the public generally through no fault of Acquiror or (ii) disclosure is required by law or the order of any Governmental Authority under color of law, provided, that prior to disclosing any Confidential Information pursuant to this clause (iii), Acquiror shall, if possible, give prior written notice thereof to each Company and the Stockholders and provide each Company and the Stockholders with the opportunity to contest such disclosure. In the event of a breach or threatened breach by Acquiror of the provisions of this Section, each Company and the Stockholders shall be entitled to an injunction restraining Acquiror from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting each Company and the Stockholders from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

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
     15.3 Damages. Because of the difficulty of measuring economic losses as a result of the breach of the foregoing covenants in Sections 15.1 and 15.2, and because of the immediate and irreparable damage that would be caused for which they would have no other adequate remedy, the parties hereto agree that, in the event of a breach by any of them of the foregoing covenants, the covenant may be enforced against the other parties by injunctions and restraining orders.

     15.4 Survival. The obligations of the parties under this Article 15 shall survive for a period of three (3) years from the Closing Date.

16.     FEDERAL SECURITIES ACT REPRESENTATIONS

     The Stockholders acknowledge that the shares of Acquiror Stock to be delivered to the Stockholders pursuant to this Agreement have not been and will not be registered under the Securities Act or under any state securities or "blue sky" laws, and therefore may not be sold, transferred or otherwise conveyed without compliance with the Securities Act and such laws or pursuant to an exemption therefrom. The Acquiror Stock to be acquired by the Stockholders pursuant to this Agreement is being acquired solely for their own respective accounts, for investment purposes only, and with no present intention of distributing, selling or otherwise disposing of it in connection with a distribution.

     16.1 Compliance with Law. The Stockholders covenant, warrant and represent that none of the shares of Acquiror Stock issued to the Stockholders will be offered, sold, assigned, pledged, hypothecated, transferred or otherwise disposed of except after full compliance with all of the applicable provisions of the Securities Act and the rules and regulations of the SEC.
All the Acquiror Stock shall bear the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"). THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, ASSIGNED, EXCHANGED, TRANSFERRED, ENCUMBERED, PLEDGED, DISTRIBUTED, APPOINTED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FOR THE SHARES UNDER THE SECURITIES ACT OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS AND, IF REQUIRED BY URSUS TELECOM CORPORATION, AN OPINION OF COUNSEL TO URSUS TELECOM CORPORATION STATING THAT REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT.

     16.2 Economic Risk: Sophistication. The Stockholders represent and warrant that they are able to bear the economic risk of an investment in the Acquiror Stock acquired pursuant to this Agreement, can afford to sustain a total loss of such investment and have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of the proposed investment in the Acquiror Stock. The Stockholders represent and warrant that they have had an adequate opportunity to ask questions and receive answers from the officers of Acquiror concerning any and all matters relating to the transactions described herein including, without limitation, the background and experience of the current and proposed officers and directors of Acquiror, business, operations, financial conditions and plans for Acquiror, and any plans for additional acquisitions and the like. Each Stockholder represents that after taking into consideration the information and advice provided herein each Stockholder has the requisite
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
knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of this investment.

17.  GENERAL

     17.1 Cooperation. Each Company, the Stockholders, Acquiror and Merger Sub shall each deliver or cause to be delivered to the other on the Closing Date, and at such other times and places as shall be reasonably agreed to, such additional instruments as the other may reasonably request for the purpose of carrying out this Agreement. The Stockholders will cooperate and use their reasonable efforts to have the present officers, directors and employees of each Company cooperate with Acquiror on and after the Closing Date in furnishing information, evidence, testimony and other assistance in connection with any Tax Return filing obligations, actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Closing Date.

     17.2 Successors and Assigns. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefits of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto without the prior written consent of the other. This Agreement is not intended to confer upon any other person any rights or remedies hereunder.

     17.3 Entire Agreement. This Agreement (including the schedules, exhibits and annexes attached hereto), and the documents and other agreements executed and delivered pursuant hereto constitute the entire agreement and understanding among the Stockholders, each Company and Acquiror and supersede any prior agreement and understanding relating to the subject matter of this Agreement. This Agreement, upon execution, constitutes a valid and binding agreement of the parties hereto enforceable in accordance with its terms and may be modified or amended only by a written instrument executed by the Stockholders and each of the Companies and Acquiror, acting through their respective officers or trustees, duly authorized by their respective boards of directors. Any disclosure made on any Schedule delivered pursuant hereto shall be deemed to have been disclosed for purposes of any other Schedule required hereby, provided that each Company and the Stockholders shall make a good faith effort to cross reference disclosure, as necessary or advisable, between related Schedules.

     17.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

     17.5     Expenses.

          (a) Whether or not the transactions herein contemplated shall be consummated, each of the parties hereto will pay its own fees, expenses and disbursements and those of its agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement and any amendments thereto, including all costs and expenses incurred in the performance and compliance with all conditions to be performed by it under this Agreement.

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          (b)     Each Stockholder shall pay all sales, use, transfer, real
property transfer, recording, gains, stock transfer, stamp, and other similar taxes and fees ("Transfer Taxes") imposed on each pursuant to federal and state law in connections with the transactions contemplated hereby, except that Acquiror shall pay all Transfer Taxes due on the issuance of the Acquiror Stock. Each Stockholder shall file all necessary documentation and Returns with respect to such Transfer Taxes. In addition, each Stockholder acknowledges that he, and not any Company or Acquiror, will pay all Taxes due upon receipt of the consideration payable pursuant to Section 2 hereof, and will assume all Tax risks and liabilities of such Stockholder in connection with the transactions contemplated hereby.

     17.6 Notices. All notices or communications required or permitted hereunder shall be in writing and may be given by depositing the same in United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, via reputable overnight courier, so addressed and charges prepaid, or by delivering the same in person to an officer or agent of such party.

          (a)     If to Acquiror, addressed to them at:

                  Ursus Telecom Corporation
                  440 Sawgrass Corporate Parkway, Suite 112
                  Sunrise, FL 33325
                  Attn:     Mr. Jeffrey R. Chaskin

                  with copies to:

                  Swidler Berlin Shereff Friedman, LLP
                  3000 K Street, N.W., Suite 300
                  Washington, D.C. 20007
                  Attn:     John J. Klusaritz, Esquire
                            Brent T. Salmons, Esquire

          (b)     If to the Stockholders, addressed to them at

                   c/o Juan Jose Pino
                   Latin American Enterprises, Inc.
                   1080 NW 163 Drive
                   Miami, FL 33169

                   with copies to:

                   Shutts & Bowen LLP
                   1500 Miami Center
                   201 S. Biscayne Boulevard
                   Miami, FL  33131
                   Attn:     Luis A. de Armas, Esquire

or to such other address or counsel as any party hereto shall specify pursuant to this Section 17.6 from time to time.

     17.7 Governing Law. The validity and interpretation of this Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without reference to the conflicts of laws principles

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thereof.

     17.8 Exercise of Rights and Remedies. Except as otherwise provided herein, no delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

     17.9     Time.  Time is of the essence with respect to this Agreement.

     17.10 Reformation and Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

     17.11 Captions. The headings of this Agreement are inserted for convenience only, shall not constitute a part of this Agreement or be used to construe or interpret any provision hereof.

     17.12 Amendments and Waivers. Except as otherwise provided herein, any term of this Agreement may be amended and the observance of any term of this Agreement may be waived only with the written consent of Acquiror, each Company and each of the Stockholders and any such amendment or waiver shall be binding upon each of the parties hereto, any other Person receiving Acquiror Stock in connection with the Equity Purchase and each future holder of such Acquiror Stock.

     17.13 Publicity. The parties hereto shall not, and shall cause their Affiliates not to, issue or cause the publication of any press release or other announcement with respect to the Equity Purchase or this Agreement without delivering a draft of any such press release to such parties.

                  [SIGNATURES APPEAR ON FOLLOWING PAGE]

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     IN WITNESS WHEREOF, the parties hereto have executed this Merger
Agreement as of the day and year first above written.


URSUS TELECOM CORPORATION



By:                              (SEAL)
   -----------------------------
Name:
Title:     Chairman of the Board



LAE ACQUISITION CORP.


By:
    -------------------------------
Name:
Title:     Chief Executive Officer



LATIN AMERICAN ENTERPRISES, INC.


By:
   ---------------------------------
Name:
Title:     Chief Executive Officer



STOCKHOLDERS:


---------------------------------------
Juan Jose Pino Jr., Individually and as
Trustee of the Juan Jose Pino Jr. Revocable Trust


---------------------------------------
Carlos Sebastian Sila